Exhibit 5.1

January 31, 2023

Atlis Motor Vehicles Inc.

1828 N. Higley Road, Suite 116

Mesa, AZ 85205

Re:	Atlis Motor Vehicles Inc. – Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to Atlis Motor Vehicles Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1 initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on January 31, 2023 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration by the Company of up to 22,959,988 shares of Class A common stock, $0.0001 par value per share, of the Company (the “Shares”), consisting of (i) 20,000,000 Shares issuable upon the full conversion of the convertible notes (the “Notes”) and (ii) 2,959,988 Shares issuable upon the full exercise of the warrants (the “Warrants”) described in the Registration Statement, to be sold by the selling stockholders identified in the prospectus included in the Registration Statement.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinion set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinion. In rendering the opinion set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Certificate of Incorporation of the Company, as in effect on the date hereof, (iii) the Amended and Restated Bylaws of the Company, as in effect on the date hereof, (iv) the Securities Purchase Agreement, (v) the Notes, (vi) the Warrants and (vii) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued upon conversion of the Notes and exercise of the Warrants in accordance with the Securities Purchase Agreement and the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is based upon and limited to the General Corporation Law of the State of Delaware, including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing. We express no opinion herein as to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP